Robison, Hill & Co.	Certified Public Accountants
A PROFESSIONAL CORPORATION
Brent M. Davies, CPA
David O. Seal, CPA
W. Dale Westenskow, CPA
Barry D. Loveless, CPA
Stephen M. Halley, CPA

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Homeland Precious Metals Corp.

We have issued an audit report dated September 22, 2006 for the year ended March 31, 2006 for Homeland Precious Metals Corp. included in the Registration Statement Form 20-F. We consent to the use of our auditors report in the aforementioned registration statement and to the reference to our firm under the heading "Experts."

Respectfully submitted,

ROBINSON, HILL & Co.
Certified Public Accountants

Salt Lake City, Utah
September 29, 2006